Exhibit 99.1


Mile Marker International, Inc. Announces Record 2003 and 2004 Results
                 and Declares Quarterly Cash Dividend

    POMPANO BEACH, Fla.--(BUSINESS WIRE)--Feb. 17, 2004--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts distributor, today announced its revenues and earnings for the three and twelve months ending December 31, 2003 and its anticipated financial results for the first quarter of 2004. Mile Marker also announced a quarterly cash dividend of $0.025 per common share.
    Mile Marker International, Inc. today announced that it earned net income of $1,316,427, or $0.13 per common share, for the year ending December 31, 2003, based on sales revenues of $13,238,315. 2003 sales increased by 31% over 2002 sales of $10,026,670. 2003 earnings were 26% greater than 2002 net earnings of $1,040,790, or $0.10 per common share. The Company earned net income of $568,863, or $0.06 per common share, in the fourth quarter of 2003 based on sales revenues of $4,649,972.
    Richard Aho, President and CEO of Mile Marker International, Inc., said: "As we previously predicted, 2003 was our best year to date in terms of sales, net income and dividends. We expect the performance momentum of our fourth quarter to continue into 2004 with the continued success of our new winch product lines. We anticipate that our first quarter 2004 results will be substantially better than our first quarter 2003 results. We previously reported net income of $240,084, or $0.02 per common share, for the first quarter of 2003."
    Mile Marker International, Inc. also announced today that its Board of Directors declared an increase in the Company's quarterly cash dividend from $0.015 per common share to $0.025 per common share. The increased dividend will be paid on March 15, 2004 to all shareholders of record as of March 1, 2004. At the Company's current share price of $1.50, a quarterly dividend of $0.025 represents an annual yield of 6.67%.
    Mile Marker International, Inc., through its wholly-owned subsidiary, Mile Marker, Inc., is a manufacturer and distributor of specialized vehicle parts primarily for the four-wheel drive utility/recreational and military vehicle markets. The Company's unique hydraulic winch has received overwhelming acceptance by the U.S. military for installation on new and retrofitted Humvees.

    CONTACT: Mile Marker International, Inc., Pompano Beach
             Al Hirsch, 954-782-0604
             al@milemarker.com